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                              MEDICORE, INC.
 ...........................................................................
           (Name of Registrant as Specified In Its Charter)
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

                           EXECUTIVE COMPENSATION

     The Summary Compensation Table below sets forth compensation paid by the Company and its subsidiaries for the last three fiscal years ended December 31, 1997 for services in all capacities for its Chief Executive Officer and each of its principal executive officers whose total annual salary and bonus exceeded $100,000.


                         Summary Compensation Table
                           Annual Compensation            Long Term Compensation
                      ------------------------------  --------------------------------
                                                                   Awards
                                                                   ------
(a)                   (b)     (c)        (e)                        (g)                        (i)
                                         Other
                                         Annual                  Securities                  All Other
Name and                                 Compen-                 Underlying                Compensation
Principal Position    Year    Salary($)  sation($)(2)          Options/SARs(#)                  ($)
------------------    ----    ---------  ------------ ---------------------------------    ------------
                                                       Medicore(3) Techdyne     DCA
                                                       --------    --------     ---
CEO
Thomas K. Langbein    1997    257,000(1)    34,300          ---     100,000      ---       74,500(1)(4)
                      1996    262,000(1)    24,800       250,000       ---       ---       94,200(1)(5)
                      1995    230,100       26,100       250,000     40,000    50,000(4)     ---

Barry Pardon(6)       1997    144,100        8,000          ---     100,000      ---         ---
                      1996    160,600(7)     8,800        75,000       ---       ---       22,500(7)(8)
                      1995    113,000        8,200        75,000     40,000      ---         ---



----------

(1) Includes a $25,000 bonus in 1996 for Mr. Langbein.  Does not include
    (i) the Company's June, 1996 forgiveness of indebtedness of a promis-sory note issued in 1994 for an option exercise for 130,000 shares of the Company's Common Stock; and (ii) DCA's December, 1997 forgiveness of a promissory note issued in December, 1997 for an option exercise for 50,000 shares of DCA common stock. See "Options, Warrants or Rights" below.

(2) Includes automobile allowance and related expenses, life and disability insurance premiums, and $1,000 compensation received in 1995 by Messrs. Langbein and Pardon as directors to Techdyne (Scotland).

(3) In April, 1995, the Company granted non-qualified stock options under its 1989 Stock Option Plan to officers, directors, employees and con-sultants for 809,000 shares of Common Stock, now 841,000, originally exercisable at $3.00 per share adjusted to $2.38 per share on December 30, 1996, the fair market value on that date. In June, 1997 a new director was elected and was granted options for 35,000 shares of the Company's Common Stock exercisable at $3.75 per share, adjusted to $2.38 per share on September 10, 1997, the fair market value on that date, equivalent to the exercise price of the other directors. See "Options, Warrants or Rights" below and Notes (2) and (24) to "Bene-ficial Ownership of the Company's Securities."

(4) The options for 50,000 shares of DCA common stock were exercised effective December 31, 1997 at $1.50 per share. Consideration for these shares was paid in cash for the par value and a promissory note issued for the balance. On December 31, 1997, DCA forgave the indebt-edness under the notes, which notes were cancelled. See Note (1) above.

(5) The option for the 130,000 shares of the Company's Common Stock was exercised in 1992 at $.69 per share. Consideration for these shares was paid in cash for the par value and a three year promissory note issued for the balance with interest at 5.36% per annum. On June 5, 1996, the Company forgave the indebtedness under the notes, which notes were cancelled. See Note (1) above.

(6) President and director of Techdyne, Chairman of the Board and Chief Executive Officer of Lytton and director of Techdyne (Scotland).

(7) Does not include the Company's June, 1996 forgiveness of indebtedness of a promissory note issued in 1994 for an option exercise for 30,000 shares of the Company's Common Stock. See "Options, Warrants or Rights" below.

(8) The option for the 30,000 shares of the Company's Common Stock was exercised in 1992 at $.69 per share. See above Note (5) for the consideration and Note (7).

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

     Mr. Langbein has an employment agreement with the Company through May 31, 1999 at an annual salary of $220,000 with yearly increases in incre-ments of no less than $10,000 which increases Mr. Langbein had waived in prior years. The first $10,000 increment became effective June 1, 1995. The Company also provides Mr. Langbein with an automobile allowance of $850 per month. The employment agreement further provides upon the death of Mr. Langbein three years full salary to his former wife or other designee of Mr. Langbein, and for reimbursement of reasonable business expenses and full salary for the remainder of the term of the employment agreement in the event of disability. The Company maintains an income disability insurance policy for Mr. Langbein. The employment agreement also provides for life insurance, of which a $500,000 policy owned by the Company was assigned to Mr. Langbein the first quarter of 1997. The Company also maintains a $750,000 whole life insurance policy and a $350,000 term policy insuring the life of Mr. Langbein with Mr. Langbein as the owner of both policies. His former wife is beneficiary of $550,000 of these policies, with his two children beneficiaries to the balance. Most life insurance maintained by the Company on Mr. Langbein's life is obtained through George Langbein, his brother, who is affiliated with Techdyne as an independent sales representative. See "Certain Relation-ships and Related Transactions." The employment agreement also contains a two (2) year non-competition provision within a 20 mile radius of the Company's primary operations in Florida. The Company has the right, upon Mr. Langbein's termination, to request further non-competition by Mr. Langbein in the United States for consideration of $4,000 per month, increasing 5% in any twelve-month period.

     Based upon any wrongful termination of his employment agreement, which includes changes in control of the Company through an acquiring person (any person who has acquired or announces a tender offer or exchange for 25% of the shares of the Company), a sale of substantially all of the assets, a merger, an acquisition of the Company or its consolidation with another, or certain types of board changes, the Company shall pay Mr. Langbein a lump sum payment, based upon his then compensation, including benefits and perquisites, for the next three years from such termination. At Mr. Langbein's option, he may elect, in lieu of any such lump sum payment, to take Common Stock of the Company equivalent to such lump sum payment based upon the lowest closing price of the stock as reported by the principal stock exchange upon which the shares are then trading, or if the trading is then in the over-the-counter market, presently trading on the Nasdaq National Market, then as reported by Nasdaq (or other inter-dealer quotation medium) within 30 days of such wrongful termination or change in control. The Company has reserved up to 400,000 shares of its Common Stock for such option to Mr. Langbein.
The Company has granted Mr. Langbein one time demand and five year "piggy-back" registration rights with respect to such shares, which would be at the sole cost and expense of the Company except with respect to Mr. Langbein's legal fees and commissions or discounts upon sale of such stock.

     Barry Pardon, director and President of Techdyne, has a five-year employment agreement with Techdyne through December 31, 2000, which provides him with a base annual salary of $120,000, plus an over-ride commission of .5% of net sales of Techdyne in excess of $20,000,000 the first year of the agreement, increasing $1,000,000 each successive year of the term. Should any companies be acquired by Techdyne, such as Lytton, the net sales of that acquired company for the immediately preceding fiscal year are added to the base $20,000,000 (plus $1,000,000 yearly increases) before the .5% over-ride applies. In January, 1993, as part of Techdyne's administrative cost reduction program, Mr. Pardon voluntarily reduced his base salary to $84,000, which was increased to $96,000 in April, 1994, to $108,000 in March, 1995, and now remains at his contracted-for base salary. Under the employment agreement, Mr. Pardon is entitled to severance pay of nine months salary if he is terminated without cause during the term, or his estate receives it if he dies. Mr. Pardon is furnished with an auto-mobile, travel and entertainment expenses incurred relating to Techdyne's business, which sums did not exceed 10% of his reported cash compensation for 1997. His employment agreement provides for non-competition for one year following termination and for restrictions upon Mr. Pardon calling upon any customers or suppliers of Techdyne, diverting any customers, services, items or products of Techdyne or disclosing any trade secrets of Techdyne.

     Certain executive and accounting personnel and administrative facili-ties of the Company and its subsidiaries, including Techdyne and DCA, were common for fiscal 1997. The costs of executive and accounting salaries and other shared corporate overhead for these companies were charged on the basis of direct usage when identifiable with the remainder allocated on the basis of time spent with Techdyne's allocation now accomplished pursuant to a two-year Service Agreement which commenced October 1, 1996. Mr. Langbein, as an officer and director of the Company, Techdyne and DCA, and Mr. Ouzts, as an officer of the Company, Techdyne and DCA, both divide their time and efforts among the companies. See "Executive Compensation" and "Certain Relationships and Related Transactions."

Compensation of Directors

     Standard Arrangements

     There are no standard arrangements for compensating directors for services as directors or for acting on any committee. The Company does reimburse directors for expenses of attending meetings.

     Non-Standard Arrangements

     For the year ended December 31, 1997, the Company obtained its property, casualty and general liability insurance, as did its subsidi-aries, through arrangements made by one of its directors, Anthony C.

D'Amore, who received $4,000 in commissions in 1997 with respect to this insurance. See "Certain Relationships and Related Transactions."

     The Company has provided options to its directors, among other execu-tives and consultants. Its public subsidiaries, Techdyne and DCA, have also issued options to their respective officers, directors and advisors. Three of the directors of the Company are directors of Techdyne and have received Techdyne options, and Mr. Langbein, also Chairman of the Board of Directors of DCA, received options from that subsidiary. See "Bene-ficial Ownership of the Company's Securities" and below "Options, Warrants or Rights" and "Certain Relationships and Related Transactions." Techdyne granted options under its 1997 Stock Option Plan to certain directors of the Company in June, 1997 exercisable at $3.25 per share through June 22, 2002. Messrs. Langbein, Friend, Fischbein, D'Amore, and Ouzts, officers and/or directors of the Company, received options for Techdyne common stock. In April, 1995 Options were granted under the Company's 1989 Stock Option Plan (the "Option Plan") exercisable into Common Stock at $3.00 per share, reduced to $2.38 per share on December
30, 1996, the then fair market value. The 1995 options were granted to officers, directors, consultants and certain employees of the Company and its subsidiaries, which includes options for 250,000 shares of Common Stock to Mr. Langbein, and options for 75,000 shares of Common Stock each to Messrs. Friend, Fischbein and D'Amore. Upon Robert P. Magrann being elected a director of the Company in June, 1997, he was granted options for 35,000 shares of Common Stock exercisable at $3.75, which were repriced to $2.38 on September 10, 1997, the fair market value on that date, which exercise price is equivalent to that of the other directors of the Company. Any repricing is deemed a new grant of options. See "Options, Warrants or Rights."

Options, Warrants or Rights

     In May, 1989, the board of directors adopted the 1989 Stock Option Plan (the "Option Plan"), approved by shareholders in July, 1994, pursuant to which 1,000,000 shares of Common Stock are reserved for issuance under options at fair market value on the date of grant. The Option Plan is for a period of 20 years, terminating May 18, 2009. Under the Option Plan, options may be granted to employees, officers, directors, attorneys, consultants and similar parties who provide their skills and expertise to the Company. Options granted under the Option Plan are non-transferable and are exercisable for five years (no vesting schedule) from date of grant, but may expire at the earlier of two years from retirement, permanent disability or death. The options were exercisable 50% on or after the first anniversary date of grant and in full on or after the second anni-versary date of grant, which have both passed, rendering each option fully exercisable.

     Options under the Option Plan may be exercised either with cash or Company stock or both. If exercised with stock the shares are valued at the current market price and the optionee obtains an additional non-quali-fied stock option for the stock used for the exercise. This new option is exercisable at the then current market price for the remainder of the original option period under the same terms of the original option. Stock for stock exercises of options allow for the withholding of shares to cover tax liability upon exercise.

     On April 18, 1995, the board granted options for 809,000 shares of Common Stock under the Option Plan exercisable at $3.00 per share, the closing price for the stock on the date of grant. Based on three employee terminations and a grant to a new director in 1997, there are presently outstanding Options for 841,000 shares of Common Stock. As permitted pursuant to the terms of the Option Plan, on December 30, 1996, the stock option committee and the board of directors authorized the repricing of the exercise price of the options to $2.38 per share based upon the closing price of the Company's Common Stock on the Nasdaq National Market on that date. An option for 35,000 shares of Common Stock was granted to a newly elected director in June, 1997 exercisable at $3.75 and repriced on September 10, 1997 to $2.38, the fair market value on that date and an equivalent exercise price with the other directors of the Company. See "Beneficial Ownership of the Company's Securities," "Executive Compensa-tion - Compensation of Directors - Non-Standard Arrangements" below. The Company has registered these shares for resale by the optionees.

     In May, 1994, the board of directors and shareholders of Techdyne adopted the 1994 Techdyne, Inc. Stock Option Plan (the "Techdyne 1994 Plan"). In November, 1995, the board of directors and shareholders of DCA adopted the 1995 Dialysis Corporation of America Stock Option Plan (the "DCA 1995 Plan"). Each of the Techdyne 1994 and the DCA 1995 Plans are substantially similar and the following description applies to each, unless otherwise indicated.

     250,000 shares of common stock are reserved for issuance at 100% of the fair market value on the date of grant. The Techdyne 1994 Plan expires May 24, 1999 and the DCA 1995 Plan expires November 9, 2000. Options may be and have been granted to officers, directors, consultants, key employees, advisors and similar parties, may be exercisable for up to five years, may require vesting, are non-transferable except by the laws of descent and distribution or a change in control of the Company, and are exercisable only by the participant during his lifetime.

     A change in control includes (i) the sale of substantially all of the assets of the company or its merger or consolidation with another, or (ii) a majority of the board changes other than by election by shareholders pursuant to board solicitation or by vacancies filled by the board caused by death or resignation, or (iii) a person or group acquires 25% or makes a tender for 25% of the company's outstanding shares.

     If a participant ceases affiliation with the company by reason of death, permanent disability or retirement at or after age 65, the option remains exercisable for nine (9) months from such occurrence but not beyond the option's expiration date. Other termination gives the partici-pant 30 days to exercise except for termination for cause which results in the option becoming immediately null and void.

     Options granted under the Techdyne 1994 Plan and the DCA 1995 Plan, at the discretion of the Board, may be exercised either with cash, common stock having a fair market equal to the cash exercise price, the partici-pant's personal recourse note, or with an assignment to the company of sufficient proceeds from the sale of the common stock acquired upon exercise of the option with an authorization to the broker or selling agent to pay that amount to the company, or any combination of the above.

     There are presently outstanding under the Techdyne 1994 Plan options to 34 officers, employees and advisors of Techdyne and its subsidiary for 171,600 shares of Techdyne common stock exercisable at $1.00 per share through May 24, 1999. Thirty-nine employees have exercised their Techdyne options for 51,400 shares, and 13 options for 4,900 shares have been cancelled due to termination of the employees.

     Under the DCA 1995 Plan there are currently options to 14 persons affiliated with DCA and its subsidiaries for 24,500 shares of DCA common stock exercisable at $1.50 per share through November 9, 2000. Pursuant to the sale of substantially all of the assets of DCA's subsidiaries in Florida, DSF and DMI, the options held by the five employees at the DSF facility now under operation by the purchaser were extended through March
2, 1998. As of December 31, 1997, options for 168,500 shares of DCA common stock under the DCA Plan have been exercised, 162,500 of those options were exercised by four affiliates of the Company and one non-affiliate. The DCA options to affiliates were granted under Rule 701 of the Securities Act of 1933 (the "Act"), which provides an exemption from the registration requirements of Section 5 of the Act. A "control relationship" legend was placed upon the certificates issued to the four affiliates which requires "affiliates" as that term is defined under Rule 144 of the Act to sell their shares in accordance with Rule 144, in this instance exclusive of the one year holding period. As for the non-affiliate, subparagraph (c) of Rule 701 allows sales of any amount of shares obtained by non-affiliates upon exercise of their options without any restriction. Each of the affiliates and the non-affiliate paid the par value of the shares in cash and signed a promissory note for the balance which indebted-ness was forgiven by the board of DCA. See "Beneficial Ownership of the Company's Securities" and "Executive Compensation."

     On February 27, 1995, Techdyne granted non-qualified stock options, not part of the Techdyne 1994 Plan, to directors of Techdyne and its subsidiary for 142,500 shares of common stock exercisable at $1.75 per
share for five years.   In April, 1995 an option for 10,000 shares of
Techdyne common stock was granted to counsel as part of his compensation for assisting in the preparation of Techdyne's registration statement for a public offering of its common stock and warrants completed in October, 1995. The exercise price of all options is 100% of the fair market value of the common stock on the date of grant. At present, all Techdyne 1995 options remain outstanding.

     In August, 1996, DCA's board of directors approved and issued non-qualified stock options for 15,000 shares of common stock, options for 5,000 shares each, to the medical directors of its three dialysis centers. These options are not part of the DCA 1995 Plan, and are immediately exercisable at $4.75 per share through August 18, 1999. If the medical director ceases affiliation with DCA or with the professional association approved to act as medical director of a particular dialysis center, or by reason of death, permanent disability or retirement at 65 years of age, such options are exercisable for six (6) months from such occurrence, but not beyond the expiration date of the option. Other termination gives the optionee 30 days to exercise except for termination for cause which results in the option being immediately null and void. The DCA 1996 options may only be exercised for cash. To date none of the these options have been exercised. However, the options of the medical director of the DSF facility, a subsidiary of the Company, for 5,000 shares of DCA common stock were canceled pursuant to the termination provisions of the Medical Director Agreement upon his disaffiliation with that facility, which was sold in October, 1997.

     In June, 1997, Techdyne's board of directors and shareholders approved a 1997 Stock Option Plan ("Techdyne 1997 Plan") pursuant to which 500,000 shares of Techdyne common stock were reserved and under which options, both incentive and non-qualified, were granted for 375,000 shares of Techdyne common stock to certain officers, directors, and advisors of the Company. The options granted under the Techdyne 1997 Plan are fully vested, are for a period of five years expiring June 22, 2002, and exercisable at $3.25 per share. The Techdyne 1997 Plan is substantially similar to Techdyne's 1994 Plan.

     On July 31, 1997, Techdyne acquired Lytton and a portion of the con-sideration included 300,000 shares of Techdyne common stock guaranteed by Techdyne at certain levels which included earnings objectives of Lytton. If such guaranteed minimum proceeds from the sale of the Techdyne shares was not satisfied, Techdyne is required to make up the difference in cash or its common stock, or a combination of both, at the discretion of Techdyne. See "Certain Relationships and Related Transactions."